Long Island Iced Tea Corp. to Rebrand as “Long Blockchain Corp.”

- Corporate Focus to Shift Towards Opportunities Strategic to Blockchain Technologies -

Farmingdale, NY (December 21, 2017) — Long Island Iced Tea Corp. (NasdaqCM: LTEA) (the “Company”), today announced that the parent company is shifting its primary corporate focus towards the exploration of and investment in opportunities that leverage the benefits of blockchain technology. In connection with the shift in strategic direction, the Company has approved changing its name from “Long Island Iced Tea Corp.” to “Long Blockchain Corp.” and has reserved the web domain www.longblockchain.com. The Company intends to request Nasdaq to change its trading symbol in connection with the name change. The Company will continue to operate Long Island Brand Beverages, LLC as a wholly-owned subsidiary and maintain the focus of this business on the ready-to-drink segment of the beverage industry, specifically, premium, ‘better-for-you’ brands marketed at an affordable price.

In conjunction with the shift in business strategy, the Company has submitted a request to the Securities and Exchange Commission to withdraw its previously filed S-1 registration statement relating to a proposed underwritten public offering, which was filed on November 11, 2017.

Focus in Blockchain

Blockchain acts as a public, decentralized ledger. This ledger provides a single, unified source of data, creating a clearer audit trail and consistency across parties. The Company believes that emerging blockchain technologies are creating a fundamental paradigm shift across the global marketplace, with far reaching applications across all industries from financial services (smart settlements) to consumer packaged goods (supply chain verification) to healthcare (electronic medical records).

The Company is already in the preliminary stages of evaluating specific opportunities involving blockchain technology. The discussions are only in the preliminary stages but indicate the areas of focus for the Company. These opportunities include potential partnerships, investments or acquisitions involving:

●	A blockchain software developer building blockchain infrastructure for the financial services industry

●	A London-based FCA regulated, institutional provider of FX services that is building multiple blockchain and digital crypto currency technology solutions for global financial markets

●	A new smart contract platform for building decentralized applications that provides scalability beyond currently available options

However, the Company does not have an agreement with any of these entities for a transaction and there is no assurance that a definitive agreement with these, or any other entity, will be entered into or ultimately consummated.

Philip Thomas, Chief Executive Officer of the Company, commented, “We view advances in blockchain technology as a once-in-a-generation opportunity, and have made the decision to pivot our business strategy in order to pursue opportunities in this evolving industry. We are committed to enhancing shareholder value and believe that our new focus is the best path towards this goal. We will, in the coming weeks and months, be taking a series of steps related to our efforts to assemble a world-class team of industry professionals to help us realize this vision. We are pursuing our new direction in a thoughtful and deliberate manner.”

Long Island Iced Tea®

The Company will continue to leverage its ownership of the iconic Long Island Iced Tea® brand name and its existing beverage portfolio, and remains committed to improving the cash flow profile and efficiency of the beverage business through recently adopted operating initiatives.

“I am incredibly proud of what we have accomplished in the beverage industry and we are committed to growing our business both on a national and international scale,” Mr. Thomas continued. “I want to assure our beverage industry customers, suppliers, and partners of our continuing support of the Long Island Iced Tea portfolio of beverages. Your support over the years has helped to drive our growth and elevate our brand, and we remain committed to maintaining and fostering these relationships.”

About Long Island Iced Tea Corp.

Long Island Iced Tea Corp. is now focused on developing and investing in globally scalable blockchain technology solutions. It is dedicated to becoming a significant participant in the evolution of blockchain technology that creates long term value for its shareholders and the global community by investing in and developing businesses that are “on-chain”. Blockchain technology is fundamentally changing the way people and businesses transact, and the Company will strive to be at the forefront of this dynamic industry, actively pursuing opportunities. Its wholly-owned subsidiary Long Island Brand Beverages, LLC operates in the non-alcohol ready-to-drink segment of the beverage industry under its flagship brand ‘The Original Long Island Brand Iced Tea®’.

Forward Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of the Company’s business strategies and its expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements include any statement that does not directly relate to a historical or current fact. You can also identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting the Company and are subject to uncertainties, risks and factors relating to its operations and business environments, all of which are difficult to predict and many of which are beyond its control, that could cause its actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include the Company’s history of losses and expectation of further losses, its ability to expand its operations into blockchain technologies, its ability to develop or acquire new brands, the success of its marketing activities, the effect of competition in its industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described in the reports the Company files with the Securities and Exchange Commission, including but not limited to the discussions contained under the caption “Risk Factors.” When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports the Company files with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and the Company cannot predict those events or how they may affect it. The Company assumes no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

Contacts:

For Investors

Philip Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com